UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2012

AVAYA INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15951	22-3713430
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		Number)

211 Mount Airy Road Basking Ridge, New Jersey		07920
(Address of Principal Executive Office)		(Zip Code)

Registrant’s telephone number, including area code: (908) 953-6000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2012, Avaya Inc. (the “Company”) announced that Mr. Anthony Massetti would cease holding the position of Chief Financial Officer of the Company effective as of that date. The Company also announced that Mr. David Vellequette has been elected by the Company’s Board of Directors to serve as Chief Financial Officer effective October 1, 2012. Mr. Vellequette most recently served as Chief Financial Officer of JDS Uniphase Corporation, where he held that position since June 2005. A copy of the press release is attached at Exhibit 99.1.

Mr. Vellequette’s term of office as Chief Financial Officer will terminate at such time as his successor is chosen and qualified or until he dies, resigns, is removed or becomes disqualified. The terms of Mr. Vellequette’s offer of employment include the following:

Base Salary	$575,000

Target Opportunity under the Avaya Inc. Short Term Incentive Plan	90% of Base Salary

Cash Sign-on Bonus	$400,000, payable in two equal installments in April 2013 and February 2014

Target Opportunity under the Avaya Inc. Executive Committee 2011-2013 Performance Recognition Plan	$575,000 target, with the actual award for fiscal 2013 being the greater of $400,000 and the actual award earned based on the achievement of the fiscal 2013 financial targets set forth in that plan

Stock Option Award	Option to purchase 500,000 shares of common stock of Avaya Holdings Corp., the Company’s parent (“Holdings”), which consist of (a) 325,000 shares, where 25% vests on each of the first, second, third and fourth anniversaries of the date of grant; and (b) 175,000 shares, where the amount of shares which vest depends on the return Holdings’ majority stockholders receive on their initial investment in Holdings following an exit event.[1]

Restricted Stock Unit Award	Restricted stock units of Holdings valued at $600,000. Assuming that the fair market value of Holdings common stock on the date of grant remains $4.00 per share, this would result in an award of 150,000 restricted stock units.[1] The award will vest 25% on each of the first, second, third and fourth anniversaries of the date of grant.

[1]

The grant date for these awards is October 1, 2012. The awards are subject to the terms and conditions of Holdings’ Amended and Restated 2007 Equity Incentive Plan and shall be substantially in the forms of the Restricted Stock Unit Award Agreement and Senior Vice President and Vice President Nonstatutory Option Agreement. Each of the equity plan and the forms of award agreements have been filed with the SEC as Exhibits 10.2, 10.3 and 10.4 to the Current Report on Form 8-K filed by the Company on July 1, 2010.

For the period of time between August 15 and October 1, 2012, the Company’s Finance organization will report for operational purposes into the Company’s Chief Administrative Officer’s organization.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Avaya Inc. dated August 15, 2012

Certain statements contained and incorporated by reference herein are forward looking statements. These statements may be identified by the use of forward looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or other similar terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a list and description of such risks and uncertainties, please refer to the Company’s most recent Form 10-Q for the quarter ended June 30, 2012 and its other filings with the SEC that are available at www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: August 15, 2012	By:	/s/ Pamela F. Craven
Name: Pamela F. Craven
Title: Chief Administrative Officer